[GRAPHIC LOGO OMITTED]

North Valley Bancorp Reports 26% Earnings Increase for the Quarter Ended June 30, 2001

July 18, 2001 - REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a multi-bank holding company with $559 million in assets, today reported results for the three and six months ending June 30, 2001. North Valley Bancorp ("the Company") is the parent company for North Valley Bank ("NVB") and Six Rivers National Bank ("SRNB").

Quarterly Results
-----------------

         The Company's core earnings, which represent net income after tax excluding merger and integration expenses and other nonrecurring gains, increased by 26.0% to $ 1,601,000, or $0.27 per diluted share for the three months ended June 30, 2001 compared to core earnings of $1,271,000 or $0.22 per diluted share for the same period in 2000. Reported net income for the three months ended June 30, 2001 was $1,601,000 or $0.27 per diluted share compared to reported net income of $1,120,000 or $0.19 per diluted share for the same period in 2000. Nonrecurring charges related to merger and integration costs totaled $210,000 on a pre-tax basis for the three months ended June 30, 2000. No nonrecurring charges were recorded in the second quarter of 2001 and no nonrecurring gains were recorded in the second quarter of 2000.

         Net interest income, the difference between interest earned on loans and investments and interest paid on deposits and borrowings, decreased $124,000 in the second quarter of 2001 compared to the same period in 2000. The decrease was mainly due to lower yields on interest earning assets resulting from the lower interest rate environment. The average yield on interest-earning assets was 8.26% in the second quarter of 2001 compared to 8.50% for the same period in 2000. The decrease in yields was mitigated by the increase in average interest earning assets from $478.7 million for the second quarter of 2000 to $486.7 million for the second quarter of 2001 and the decrease in the average rates paid on deposit accounts. The Company's net interest margin decreased to 4.95% for the second quarter of 2001 from 5.15% for the same period in 2000.

         Despite the November, 2000 divestiture of the Weaverville branch which included approximately $17.0 million in deposits, average total deposits grew from $453.0 million in the second quarter of 2000 to $477.5 million for the second quarter of 2001. Period-end total deposits continued their growth from $460.3 million at December 31, 2000 to $483.6 million at March 31, 2001 and to $490.0 million at June 30, 2001. The Company's cost of funds decreased to 3.99% for the second quarter of 2001 from 4.09% for the second quarter of 2000.

         Non-interest income increased by $669,000 or 43.9% in the second quarter of 2001 compared to the second quarter of 2000. This increase was primarily due to service charges on deposit accounts which were up $273,000 or 24.5% from the same period in 2000. Other income also increased significantly to $498,000 for the second quarter of 2001 compared to $71,000 for the same period in 2000. Of this $427,000 increase, $368,000 was from increases in the value of life insurance policies purchased in 2000 to fund the Company's salary continuation plan.

         Non-interest expenses (excluding merger-related charges) increased 5.7% during the second quarter of 2001 to $5,398,000 from $5,109,000 for the same period in 2000 to support the growth in the Company's operations. Salaries and benefits expense increased to $2,760,000 during the second quarter of 2001 from $2,477,000 for the same period in 2000. Of this $283,000 increase, $182,000 was related to salary continuation and long-term benefits expenses.

         The provision for loan losses was $300,000 for the quarter ended June 30, 2001 compared to $570,000 for the same period in 2000. The decrease from the prior year was due to the improved credit quality of the Company's loan portfolio.

Year-to-Date Results
--------------------

         The Company's core earnings for the six months ended June 30, 2001 were $3,315,000 or $0.56 per diluted share. This compares to core earnings of $2,677,000 or $0.46 per diluted share for the same period in 2000 and represents an increase of 21.7%. Reported net income for the six months ended June 30, 2001 was $3,070,000 or $0.52 per diluted share compared to reported net income of $2,771,000 or $0.47 per diluted share for the same period in 2000. Nonrecurring charges related to merger and integration costs totaled $358,000 on a pre-tax basis for the six months ended June 30, 2001 compared to $549,000 for the same period of 2000. No nonrecurring gains were recorded during the first half of 2001 while $683,000 on a pre-tax basis was recorded for the same period in 2000.

         Net interest income decreased $204,000 for the six months ended June 30, 2001 compared to the same period in 2000. As mentioned above for the three months ended June 30, 2001, this variance was primarily the result of lower yields on interest earning assets resulting from the lower interest rate environment. The average yield on assets was 8.28% for the six months ended June 30, 2001 compared to 8.38% for the same period in 2000. Although the Company's cost of funds (excluding DDA deposits) is trending down in the second quarter, the Company's cost of funds increased to 4.07% for the six months ended June 30, 2001 from 4.01% for the same period in 2000. This is because the average rates paid on the Company's certificates of deposit require a longer period of time to reflect the overall declines in interest rates as the individual certificates mature. The Company's net interest margin decreased to 4.92% for the first half of 2001 compared to 5.12% for the same period in 2000.

         Non-interest income, excluding nonrecurring gains, increased by $1,123,000 or 38.8% in the first half of 2001 compared to the same period in 2000. This increase was primarily due to service charges on deposit accounts which increased 37.3% to $2,767,000 for the six months ended June 30, 2001 compared to $2,016,000 for the same period in 2000. Other income also increased to $624,000 for the first six months of 2001 from $158,000 for the same period in 2000. Of this $466,000 increase, $368,000 was due to increases in the value of certain life insurance policies purchased in 2000 to fund the Company's salary continuation plan.

         Non-interest expenses (excluding merger-related charges) increased 5.5% during the first half of 2001 to $10,613,000 from $10,268,000 for the same period in 2000 mainly due to increases in salaries and benefits to support the overall growth in the Company's operations. Salaries and benefits expense increased to $5,319,000 for the six months ended June 30, 2001 from $4,896,000 for the same period in 2000. Of this $423,000 increase, $182,000 was related to salary continuation and long term benefits expenses incurred in the second quarter.

         "While we are not content with the results of the second quarter, we are very optimistic about the prospects for the second half of the year," stated Mike Cushman, President and CEO. "Given the significant reductions in interest rates over the last six months, our net interest margin has held up very well, decreasing approximately twenty basis points. While we have been able to achieve our goal of approximately $1.2 million in annualized cost savings from the Six Rivers merger, our loan growth has been somewhat limited. The Company is committed to credit quality and while loan growth could have been greater, we chose high quality loan growth. We are, however, very pleased by the growth in our non-interest income. We began a program in 2000 which focused on service charge income and we are now reaping the benefits of these efforts as evidenced in our financial results. We have also repositioned portions of the Company's investment portfolio which should enhance our second half results."

         "As previously stated, effective capital management is also one of our key objectives and we were very pleased to announce our 7% stock repurchase plan in May of 2001. As of June 30, 2001 we achieved our goal by repurchasing approximately 408,000 shares for total consideration of $6.0 million. We will continue to analyze our capital position and remain committed to utilizing our capital as effectively as possible," stated Mr. Cushman.

         Credit quality of the Company remained strong during the first half of 2001 as non-performing loans increased slightly to $1,485,000, or 0.39% of total gross loans, compared to $1,341,000, or 0.36% of total gross loans at December 31, 2000. Although the provision for loan losses decreased $570,000 to $520,000 for the first half of 2001 from $1,090,000 for the same period in 2000, the allowance for loan losses at June 30, 2001 increased to $5,287,000 or 1.38% of total gross loans from $4,964,000 or 1.34% of total gross loans at December 31, 2000. The ratio of allowance for loan losses to total non-performing loans as of June 30, 2001 remained strong at 356.03% compared to 370.17% as of December 31, 2000. The ratio of net charge-offs to average loans outstanding on an annualized basis declined to 0.11% for the six months ended June 30, 2001 compared to 0.38% for the year ended December 31, 2000.

2001 Forecast
-------------

         Based on results already achieved for the first half of 2001, the current interest rate environment and other factors, the Company expects to achieve core earnings of $1.21 to $1.27 per diluted share for the year ended December 31, 2001.

         North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank operates eleven commercial banking offices in Shasta and Trinity Counties in Northern California including two in-store supermarket branches and a Business Banking Center. Six Rivers National Bank operates seven commercial banking offices in Humboldt, Del Norte, and Mendocino Counties. North Valley Bancorp, through its two subsidiary banks, offers a wide range of consumer and business banking products and services. In addition to depository services, North Valley Bank and Six Rivers National Bank engage in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. NVB has SBA Preferred Lender status, and both Banks provide investment services to their customers through an affiliated relationship.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; and (f) possible shortages of gas and electricity at utility companies operating in the State of California. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:
Michael J. Cushman                         or      Edward J. Czajka
President & Chief Executive Officer                Senior Vice President &
(530) 226-2900    Fax: (530) 221-4877               Chief Financial Officer

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

Condensed Consolidated Statements of             North Valley Bancorp & Subsidiaries
Income                                       (Dollars in thousands except per share data)
                                                             (Unaudited)

                                             Six Months Ended         Three Months Ended
                                                 June 30,                  June 30,
                                          -----------------------   -----------------------
                                             2001         2000         2001         2000
                                          ----------   ----------   ----------   ----------
INTEREST INCOME
  Loans and leases including fees         $   16,404   $   14,873   $    8,201   $    7,543
  Investment Securities                        2,997        4,114        1,381        2,088
  Federal funds sold                             343          576          232          281
                                          ----------   ----------   ----------   ----------
Total interest income                         19,744       19,563        9,814        9,912

INTEREST EXPENSE
  Deposits                                     8,063        7,467        3,990        3,781
  Other borrowings                               131          342           29          212
                                          ----------   ----------   ----------   ----------
Total Interest Expense                         8,194        7,809        4,019        3,993
                                          ----------   ----------   ----------   ----------
NET INTEREST INCOME                           11,550       11,754        5,795        5,919

PROVISION FOR LOAN AND LEASE LOSSES              520        1,090          300          570
                                          ----------   ----------   ----------   ----------

NET INTEREST INCOME AFTER PROVISION FOR
LOAN AND LEASE LOSSES                         11,030       10,664        5,495        5,349

NONINTEREST INCOME:
  Service charges on deposit accounts          2,767        2,016        1,386        1,113
  Other fees and charges                         618          673          306          361
  Gain (loss) on sale of loans                     4           41           --          (26)
  Gain on sale of securities                       2            4            2            4
  Gain on demutualization of life insurance
    holdings                                      --          683           --           --
  Other                                          624          158          498           71
                                          ----------   ----------   ----------   ----------
Total noninterest income                       4,015        3,575        2,192        1,523
                                          ----------   ----------   ----------   ----------

NONINTEREST EXPENSES:
  Salaries and employee benefits               5,319        4,896        2,760        2,477
  Occupancy                                      633          678          313          376
  Furniture and equipment                        673          666          339          334
  Merger & integration                           358          549           --          210
  Other                                        3,630        3,479        1,986        1,922
                                          ----------   ----------   ----------   ----------
Total noninterest expenses                    10,613       10,268        5,398        5,319
                                          ----------   ----------   ----------   ----------

INCOME BEFORE PROVISION FOR
INCOME TAXES                                   4,432        3,971        2,289        1,553

PROVISION FOR INCOME TAXES                     1,362        1,200          688          433
                                          ----------   ----------   ----------   ----------

NET INCOME                                $    3,070   $    2,771   $    1,601   $    1,120
                                          ==========   ==========   ==========   ==========

NET INCOME PER SHARE:
  Basic                                   $     0.53   $     0.48   $     0.28   $     0.19
                                          ==========   ==========   ==========   ==========
  Diluted                                 $     0.52   $     0.47   $     0.27   $     0.19
                                          ==========   ==========   ==========   ==========

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

Condensed Consolidated Balance Sheets        North Valley Bancorp & Subsidiaries
                                                     (dollars in thousands
                                                       except share data)
                                                           (unaudited)


ASSETS                                                June 30,    December 31,
                                                        2001         2000
                                                     ----------   ----------

Cash and due from banks                              $   26,259   $   27,428
Federal funds sold                                        2,400        1,300
Interest-bearing deposits in other                        2,661        1,706
financial institutions

Securities:
  Available for sale, at fair value                     108,276       78,124
  Held to maturity, at amortized cost                     1,470       25,811
FHLB, FRB stock & other securities                        2,100        2,155
Loans and leases net of allowance
  for loan and lease losses and deferred loan fees 376,795 364,659 Premises and equipment, net of accumulated
  depreciation and amortization                          10,296        9,623
Other real estate owned                                     214          341
Goodwill and core deposit intangibles, net                3,354        3,451
Accrued interest receivable and other assets             25,265       25,623
                                                     ----------   ----------

TOTAL ASSETS                                         $  559,090   $  540,221
                                                     ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
  Noninterest-bearing demand deposits                $   82,400   $   67,863
  Interest-bearing deposits                             407,569      392,428
                                                     ----------   ----------
Total deposits                                          489,969      460,291
Fed funds purchased and other borrowed funds             10,891       17,001
Accrued interest and other liabilities                    5,940        8,072
                                                     ----------   ----------
Total liabilities                                       506,800      485,364
                                                     ----------   ----------

STOCKHOLDERS' EQUITY:
Preferred stock, no par value: authorized
5,000,000 shares: none outstanding
Common stock, no par value: authorized 20,000,000
  shares, outstanding 5,423,980 and 5,805,416 at
  June 30, 2001 and December 31, 2000                    24,563       30,301
Retained Earnings                                        26,641       24,729
Accumulated other comprehensive income
(loss), net of tax                                        1,086         (173)
                                                     ----------   ----------
Total stockholders' equity                               52,290       54,857
                                                     ----------   ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $  559,090   $  540,221
                                                     ==========   ==========

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

FINANCIAL RATIOS (Annualized):               North Valley Bancorp & Subsidiaries
                                                    (dollars in thousands)
                                                         (unaudited)


                                                       For the six months
                                                         ended June 30,
                                                     ----------------------
                                                       2001           2000
                                                     -------        -------
Return on average assets (Reported)                     1.14%          1.06%
Return on average assets (Core)                         1.23%          1.02%
Return on average equity (Reported)                    10.96%         10.46%
Return on average equity (Core)                        11.85%         10.11%
Efficiency ratio (Reported)                            68.19%         66.98%
Efficiency ratio (Core)                                65.88%         66.36%
Net interest margin                                     4.92%          5.12%
Average equity to average assets                       10.36%         10.08%

ALLOWANCE FOR LOAN AND LEASE LOSSES:
Balance beginning of year                             $4,964         $4,606
Provision for loan losses                                520          1,090
Net charge offs                                          197          1,197
                                                     -------        -------

Balance end of period                                 $5,287         $4,499
                                                     =======        =======

                                                        Three Months Ended
                                                            June 30,
                                                     ----------------------
                                                       2001           2000
                                                     -------        -------
Return on average assets (Reported)                     1.18%          0.85%
Return on average assets (Core)                         1.18%          0.97%
Return on average equity (Reported)                    11.39%          8.40%
Return on average equity (Core)                        11.39%          9.53%
Efficiency ratio (Reported)                            67.58%         71.47%
Efficiency ratio (Core)                                67.58%         68.65%
Net interest margin                                     4.95%          5.15%
Average equity to average assets                       10.35%         10.13%

NON-PERFORMING ASSETS:
                                                   At June 30,   At December 31,
                                                       2001           2000
                                                     -------        -------
Total nonaccrual loans                                $  549         $  780
Loans 90 days past due and still accruing                936            561
                                                     -------        -------
Total nonperforming loans                             $1,485         $1,341
Other real estate owned                                  214            341
                                                     -------        -------
Total nonperforming assets                            $1,699         $1,682
                                                     =======        =======
CREDIT QUALITY RATIOS:

Nonaccrual loans to total gross loans                   0.14%          0.21%
Nonperforming loans to total gross loans                0.39%          0.36%
Total nonperforming assets to total assets              0.30%          0.31%

Allowance for loan losses to nonperforming loans      356.03%        370.17%
Allowance for loan losses to total gross loans          1.38%          1.34%
Allowance for loan losses to nonperforming assets     311.18%        295.12%
Ratio of net charge-offs to average loans
outstanding                                             0.11%          0.38%

Total Gross Loans                                    382,082        369,623
Total Assets                                         559,090        540,221
Average Loans Outstanding (YTD)                      371,098        342,831
Average Assets (YTD)                                 540,630        530,806
Average Equity (YTD)                                  56,021         53,060

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